UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2023

ImmunityBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3530 John Hopkins Court
San Diego, California 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (844) 696-5235

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
$200.0 million Convertible Promissory Note
On September 11, 2023, ImmunityBio, Inc. (the “Company”) executed a $200.0 million convertible promissory note with Nant Capital, LLC (“Nant Capital” or the “Investor”), an entity affiliated with Dr. Patrick Soon-Shiong, the Company’s Executive Chairman and Global Chief Scientific and Medical Officer. The note bears interest at Term Secured Overnight Financing Rate (“Term SOFR”) plus 8.0% per annum. The accrued interest shall be payable monthly on the last business day of each month, commencing on September 30, 2023. The outstanding principal amount and any accrued and unpaid interest are due on the earlier of (i) September 11, 2026 or (ii) upon the occurrence and during the continuance of an Event of Default (as defined in the note). We may prepay the outstanding principal amount, together with any accrued interest, at any time, in whole or in part, without premium or penalty, upon five (5) days written notice to the Investor. The note is convertible at the Investor’s option, in whole, into common stock of the Company, par value $0.0001 (“Common Stock”), at a conversion price of $1.935 per share.
Net proceeds of $199.0 million from this financing, net of transaction fees, are intended to be used, together with other available funds, to progress our regulatory approval efforts, pre-commercialization activities and clinical development programs, fund other research and development activities, for capital expenditures, and for other general corporate purposes. We may also use a portion of the net proceeds to license intellectual property or to make acquisitions or investments.
Stock Purchase Agreement
Also on September 11, 2023, the Company, the Company’s wholly-owned subsidiary NantCell, Inc., Nant Capital, NantMobile, LLC (“NantMobile”) and NantCancerStemCell, LLC (“NCSC” and together with Nant Capital and NantMobile, the “Purchasers”), entered into a Stock Purchase Agreement (the “SPA”) pursuant to which the Purchasers exchanged certain existing convertible promissory notes, identified in the SPA as the “Notes,” representing approximately $270 million in aggregate principal amount and accrued and unpaid interest, in exchange for an aggregate of 209,291,936 shares of Common Stock. As a result of the exchange, the Company is forever released and discharged from all its obligations and liabilities under the Notes.
Promissory Note Extensions
Also on September 11, 2023, the Company and Nant Capital entered into a series of letter agreements pursuant to which the maturity dates of certain existing promissory notes with an aggregate principal amount of approximately $535 million entered into between the Company and Nant Capital were each extended from December 31, 2023 to December 31, 2024.
The foregoing description of the related-party convertible promissory note, the SPA and the amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the note, the SPA and the amendments, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 and are incorporated herein by reference.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 3.02     Unregistered Sales of Equity Securities.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.
Item 8.01     Other Events.
Also on September 11, 2023, the Company issued a press release regarding the matters described above. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference.

Item 9.01     Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description of Exhibit

99.1**	Press Release dated September 11, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
_______________
**    Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.
Registrant

Date: September 11, 2023	By:	/s/ David C. Sachs
David C. Sachs
Chief Financial Officer